Exhibit 3(a)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

SIGMA-ALDRICH CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of SIGMA-ALDRICH CORPORATION resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and submitting the amendments to the stockholders of the Company for approval. The resolutions adopted the proposed amendments hereinafter set forth in Paragraphs THIRD and FOURTH.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the stockholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: In accordance with the above actions, Article ELEVENTH of the Certificate of Incorporation is deleted in its entirety and replaced with the following new Article ELEVENTH:

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, in no event shall this Article Eleventh or Article Twelfth be amended, altered, changed or repealed with less than an affirmative vote of the holders of at least the majority of all the outstanding shares of the corporation entitled to vote at a meeting of stockholders called for such purpose.

FOURTH: In accordance with the above actions, Paragraph (a) of Article TWELFTH of the Certificate of Incorporation is deleted in its entirety and replaced with the following new Paragraph (a) of Article TWELFTH:

(a) The approval of any Business Combination shall require the affirmative vote of the holders of at least the majority of all the outstanding stock of the corporation entitled to vote at a meeting of stockholders called for such purpose.

FIFTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said SIGMA-ALDRICH CORPORATION has caused this Certificate to be signed by                     , its                     , this     th day of May, 2011.

SIGMA-ALDRICH CORPORATION

By:
Name:	George L. Miller
Title:	Secretary